Exhibit 99.2

CONFERENCE CALL TRANSCRIPT

APRIL 30, 2013

CORPORATE PARTICIPANTS

John Jacunski Glatfelter - SVP & CFO

Dante Parrini Glatfelter - Chairman & CEO

CONFERENCE CALL PARTICIPANTS

Steve Chercover DA Davidson - Analyst

Mark Wilde Deutsche Bank - Analyst

PRESENTATION

Operator

Good morning. My name is Steve and I will be your conference operator today. At this time, I would like to welcome everyone to Glatfelter’s first-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session.

Thank you. I will now turn the conference over to John Jacunski. Please go ahead.

John Jacunski - Glatfelter - SVP & CFO

Thank you, Steve. Good morning and welcome to Glatfelter’s 2013 first-quarter earnings conference call. This is John Jacunski; I am the Company’s CFO.

Before I begin our presentation, I have a few standard reminders. During our call this morning, we will use the term adjusted earnings, as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2012 Form 10-K filed with the SEC and available on our website discloses factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today and we undertake no obligation to update them.

Finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider. I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - Glatfelter - Chairman & CEO

Thank you, John. Good morning and thank you for joining us today to discuss our first-quarter results issued earlier this morning. We had a solid start to 2013, as shown on slide 3. Net sales for the quarter were $405 million, up 2% compared to last year. This was driven by strong growth from Advanced Airlaid materials, where shipments increased 7%, and by Specialty Papers that again outperformed the broader uncoated free sheet market by growing shipments by 3%.

Composite Fiber shipments were in line with the year-ago quarter, although this represented a very strong recovery from the fourth quarter of 2012 when weak shipments in December negatively impacted this business.

For the quarter, we generated healthy increases in operating profit in our global growth businesses. Advanced Airlaid Materials were up 17% and Composite Fibers’ operating profit increased 7% compared to the first quarter of last year. This business rebounded very well from a weak fourth quarter with operating profit increasing 68%. However, the improvements in operating profits from our fiber-based engineered materials businesses were more than offset by the expected decline in Specialty Papers operating profit. The year-ago quarter was very strong for Specialty Papers when the market environment was more favorable and we had lower operating costs.

Adjusted earnings per share for the quarter were $0.40 compared to $0.43 per share in the first quarter of 2012. This reflects the lower year-over-year operating profit, partially offset by a favorable tax rate.

During the first quarter, we also increased our dividend by 11%. This is the first dividend increase in over 20 years for Glatfelter and reflects the progress we’ve made improving our free cash flow. Additionally, it shows the confidence our Board has in our ability to sustain this progress.

During the first quarter, we also announced that we reached a definitive agreement to acquire Dresden Papier from Fortress Paper. I am pleased to report that this acquisition closed today, which provides another important growth platform for Glatfelter. After John gives a more in-depth review of our first-quarter results, I will provide some additional perspectives on our strategy and our outlook for the second quarter of 2013.

John?

John Jacunski - Glatfelter - SVP & CFO

Thanks, Dante. For the first quarter, we reported adjusted earnings of $17.4 million, or $0.40 per share, after adjusting to exclude acquisition and integration costs and other items as shown in this morning’s release compared to $18.9 million or $0.43 per share last year.

Slide 4 shows a bridge of adjusted earnings per share from the first quarter of last year to this year. The major drivers of the change include, as expected, lower earnings from Specialty Papers, which reduced earnings per share by $0.09, improved earnings from Composite Fibers and Advanced Airlaid Materials, which each added $0.01, and a favorable tax rate in the comparison increased adjusted earnings per share by $0.04. Our tax rate during the quarter was 21.9% compared to 30.3% last year.

As we discussed during our call last quarter, legislation related to the research and development tax credit for 2012 wasn’t signed into law until January this year. As a result, this quarter’s rate includes a $1.2 million benefit from the 2012 research and development tax credit in addition to those earned in the current quarter, which reduced our tax rate for the quarter.

Slide 5 provides a summary of Specialty Papers’ performance during the quarter. Net sales increased 1.5% or $3.3 million driven by a 3.4% increase in shipments. This continues our track record of outperforming the broader uncoated free sheet market, which was down 6.2%.

We, again, had good growth in shipments of envelope, which was up 4%, and non-carbonless forms products, which were up 10%. This offset declines in carbonless and engineered products. The decline in carbonless was 5%, reflecting the market decline, while engineered products were down 6%, driven by mix improvement opportunities and the timing of customer shipments and the scale up of new products.

Operating income for Specialty Papers, as expected, was down $5.4 million in the first quarter of this year compared with last year. Last year reflected a favorable selling price and input cost environment, as well as lower maintenance costs.

During the first quarter of 2013, lower selling prices for book, forms, and envelope products more than offset slightly higher prices in engineered and carbonless products. Overall, selling price changes reduced operating income for the quarter by $1.8 million. This was offset somewhat by the increased margin from higher shipping volumes. Input costs in the aggregate were essentially neutral in comparison to last year. Higher purchase pulp and starch costs were offset by lower coal and other energy prices. Operating income was also adversely impacted by higher maintenance costs and lower sales of renewable energy credits of approximately $1 million each, as well as other cost inflation.

Our continuous improvement initiatives have been a significant driver of improved results over the last several years for this business. We have a number of projects in process, some of which require targeted investments during our annual maintenance shutdowns in the second quarter. We expect these initiatives to allow us to reduce costs and improve profitability in the second half of the year.

Slide 6 highlights the improvements in Composite Fibers for the quarter. As we expected, Composite Fibers’ performance rebounded from a slow fourth quarter that was impacted by year-end inventory reductions at many of our customers. During our fourth-quarter earnings call, we stated that we believe that customer inventory reductions had largely run their course and we expected improvement in the first quarter.

We saw the improvement we expected with shipments during the first quarter increasing 7% over the fourth quarter. Shipments were flat compared to the first quarter of last year. Shipments of technical specialties increased 12% compared to the year-ago quarter while food and beverage shipments were essentially unchanged. Shipments of metalized products were down approximately 5%.

Operating income improved $700,000 dollars, reflecting improved operations and lower depreciation expense, offset somewhat by lower selling prices. Foreign currency translation negatively impacted results by $500,000 due to the strengthening of the Philippine peso where we produce the abaca pulp, which is critical to this operation.

With respect to the capacity expansion project, we are progressing as expected. The machine was taken off-line in late February and is on schedule to be restarted in mid-May. The downtime and startup costs negatively impacted first-quarter results by $700,000 dollars and are expected to be approximately $2 million in the second quarter.

Turning to slide 7, Advanced Airlaid Materials delivered a solid quarter. Net sales on a constant currency basis and shipping volume both increased over 7% driven by feminine hygiene and specialty wipes products. Lower selling prices reflect the contractual pass-through of lower raw material costs, as well as other contractual pricing changes. Overall, operating income for this business increased 17% in the first quarter compared to last year with the impact of increased shipping volume more than offsetting the net impact of lower selling prices and input costs. We also incurred cost penalties of $300,000 during the quarter related to the ramp-up of production of our next generation hygiene products.

Slide 8 shows corporate costs and other financial items for the quarter. The second and third items on this slide are excluded from adjusted earnings and pension will be reviewed on the next slide. Corporate costs for this quarter increased slightly, but declined substantially from the fourth quarter when we had significant spending related to strategic initiatives.

The status of our pension plan is shown on slide 9. Pension expense increased $800,000 in the first quarter of 2013 compared to the same quarter last year, largely due to the impact of lower discount rates. However, our plans remain overfunded. We have not had to make cash contributions to our qualified plan in a very long time and we do not expect to have to make contributions for the foreseeable future.

Slide 10 shows our free cash flow. Free cash flow for the quarter was negative $10.4 million reflecting normal seasonal working capital flows. Capital expenditures totaled $31.4 million for the quarter, including $10.9 million for the Composite Fibers capacity expansion project. We continue to expect our 2013 Cap Ex to be approximately $90 million to $100 million. And for all of 2013, we expect to again generate strong cash flows.

Finally, slide 11 shows some balance sheet and liquidity metrics. At the end of the first quarter of 2013, our balance sheet was very strong. We finished the quarter with $76 million of cash and an untapped $350 million revolving credit facility. In April, we closed a EUR42.7 million 10-year term loan in Germany at a very attractive fixed rate of 2.05%. Today, we completed the Dresden acquisition for EUR160 million using a combination of cash on hand and available borrowing capacity. On a pro forma basis to reflect the Dresden acquisition, our leverage on a net debt basis was 1.9 times at March 31. So even after the acquisition, our balance sheet remains in great shape. This concludes my comments. I will turn the call back to Dante.

Dante Parrini - Glatfelter - Chairman & CEO

Thanks, John. Before opening the call for your questions, I have a few comments on our strategy, as well as the second quarter of 2013. Our strategy over the last few years has included driving solid and consistent profitability and cash flows from our Specialty Papers business and investing to expand our growth businesses of Composite Fibers and Advanced Airlaid Materials.

At the same time, we have used our improved cash flow profile and solid balance sheet to return capital to shareholders through both dividends and share repurchases. We continued to make progress on this strategy during the first quarter with the announcement and subsequent closing of the acquisition of Dresden Papier. Dresden is the leading producer supplying the growing nonwoven wallcover industry. We are excited to add this product line to our Composite Fibers business and expect it to be immediately accretive to earnings and cash flows.

We are also progressing with the machine upgrade in Composite Fibers that will increase our inclined wire capacity, to allow us to continue to grow our higher-margin products in tea, single-serve coffee and various technical specialties.

I am also pleased with the new product pipeline that we have in both Composite Fibers and the Advanced Airlaid Materials business. Just to name a few examples of our progress in new product development, in Composite Fibers, we’ve expanded our self-adhesive metalized label product line and we are partnering with a technology startup company called Dreamweaver to develop next-generation products for energy storage and transfer applications. You might recall seeing the release we issued in March.

In Advanced Airlaid Materials, we have commercialized a new lower bases weight high-performance core for the Fem-care segment and introduced new product platforms to the adult incontinence and baby care segments that helped to drive the 7% shipment growth in our Airlaid business for the first quarter. We believe this innovation pipeline also gives us a long runway for continued growth in these businesses.

As I mentioned earlier, we also increased our quarterly dividend by 11% in March. We are committed to paying a competitive dividend and returning value to shareholders with excess cash while at the same time maintaining a strong balance sheet and the financial flexibility to continue executing our strategy.

Now I would like to offer a few comments about the second quarter. We expect shipments, selling prices, and input costs for Specialty Papers to generally be in line with the first quarter of 2013. The second quarter is also the time for our annual maintenance outages at our facilities. These outages are expected to impact operating profit by approximately $19 million.

Composite Fibers shipments are expected to be approximately 5% higher on a sequential quarter basis before the impact of Dresden, driven by seasonal growth in our metalized product line. Selling prices and input costs are expected to be generally in line with the first quarter. And the Dresden acquisition that closed today is expected to be immediately accretive by approximately $0.25 per share on an annual basis.

In Advanced Airlaid Materials, shipping volumes are expected to be generally in line with the first quarter of 2013 and the impact of higher input costs are expected to be offset by increased selling prices.

We have the opportunity to build on the solid start to the year and deliver another year of increasing earnings and strong cash flows by focusing on several key initiatives — successfully executing the machine rebuild and startup to expand capacity in Composite Fibers; successfully integrating the Dresden acquisition to ensure we leverage the skills, breadth of expertise, and opportunities presented by this business; continuing to partner with customers to leverage our unique innovation and new product development capabilities to provide new growth options for the Company; and driving continuous improvement initiatives and operational excellence to further optimize our operating cost structure and create incremental capacity on existing assets.

So in 2013, as we have in eight of the last nine years, we expect to grow our adjusted earnings per share and generate substantial free cash flow. At this point, I would now like to open the call for any questions you may have.

QUESTION AND ANSWER

Operator

(Operator Instructions). Steve Chercover, DA Davidson.

Steve Chercover - DA Davidson - Analyst

Thanks, good morning. It looks like one of your larger airlaid competitors will be rolled into GP/Koch. Do you believe this is going to change the competitive landscape at all or maybe provide some opportunities?

Dante Parrini - Glatfelter - Chairman & CEO

This is Dante. Certainly we do compete with Buckeye in certain limited product lines, as well as other producers and material substrates, so we don’t know whether GP will change the focus of Buckeye’s airlaid operation or not, so it’s very difficult to speculate on how it might impact us or the broader market. But, Steve, what we are going to do is continue to do what we have been doing since acquiring this business in 2010, which is to focus on the things we can control. That is creating high-quality innovative products that meet the needs of our customers and continuing to grow the trajectory that we’ve established for this business that has been a volume CAGR of about 8% per year since we made the acquisition in 2010.

Steve Chercover - DA Davidson - Analyst

Perfect, thanks for that, Dante. Maybe one quick one for John. The integration costs, the $2 million to $3 million that you’ve called out for Q2, will you call those extraordinary as you did in Q1?

John Jacunski - Glatfelter - SVP & CFO

Yes, we will take those out of adjusted earnings.

Steve Chercover - DA Davidson - Analyst

Excellent, that’s what I thought. Okay, thank you for that. That’s all I had for the moment.

Operator

Mark Wilde, Deutsche Bank.

Mark Wilde - Deutsche Bank - Analyst

Good morning, Dante. Good morning, John. Can you guys give us a little more color on the first-quarter maintenance expenses in Specialty Paper? The results there were a little bit weaker than I expected.

John Jacunski - Glatfelter - SVP & CFO

Sure, Mark. I think that, first off, a year ago was a fairly low period for maintenance. That helped our earnings in that period. And our maintenance for this year was up about $1 million over last year. We had a couple of items, like a couple – tube leaks and boilers that created some extraordinary maintenance costs. There was no — other than that kind of thing, there was nothing extraordinary, so it was about $1 million. I think the results were largely in line with the guidance we have provided as we had our fourth-quarter call. So we were expecting the profitability to decline given the strong market environment and lower input cost environment we had a year ago.

Mark Wilde - Deutsche Bank - Analyst

Okay. John, just kind of a couple of other things on Specialty Papers. Did you mention that you are doing some preparatory work or maybe were in the first quarter in front of making some changes at one or both of the mills to reduce costs?

John Jacunski - Glatfelter - SVP & CFO

Yes, our continuous improvement initiatives that have been an integral part of the profitability improvement for this business is something that’s ongoing and as part of the first quarter, we have been preparing for some projects that span things like energy efficiency, improving the effectiveness and efficiency of our wood yards, doing some automation that allows us to reduce — or improve material usage and yields. So some of that work was being prepared in the first quarter and we will make some of these investments during our annual maintenance outages in the second quarter. We would expect that to start to help our profitability as we hit the second half of the year.

Mark Wilde - Deutsche Bank - Analyst

Okay, is there anything out there in the second quarter that would move up any prices in Specialty Paper? I thought I had seen something on some carbonless price initiatives.

John Jacunski - Glatfelter -SVP & CFO

Yes, we have announced price increases on carbonless products and also on many of our engineered products, prices were increased earlier in the year. So those two price increases will continue to roll through as we go through the balance of the year.

Mark Wilde - Deutsche Bank - Analyst

Can you give us order of magnitude and how much volume is involved?

John Jacunski - Glatfelter - SVP & CFO

Well, the carbonless increases are about — the announced increases were about 6% and our carbonless products are on the order of 20% of the business — the business unit. Engineered products, it is a little bit harder to categorize it for you because there are so many different products in that segment, but, generally speaking, we get typical increases at around 3% or so, I would say.

Mark Wilde - Deutsche Bank -Analyst

Okay, all right. Dante, moving over to Advanced Airlaid Materials, 6.8% EBIT margin, how happy are you with that?

Dante Parrini - Glatfelter - Chairman & CEO

Well, clearly, we have high expectations for all parts of Glatfelter and this is our third year of steady improvements with that business and as you can all appreciate, when growing businesses and striving for sustainable improvement, it’s not always a straight line up. So we have continued to make investments in new products, in new customers, and the next level of continuous improvement for this part of Glatfelter and the aggregate investment in those activities in Q1 was about $500,000. Some of these costs will carry over into Q2, but we definitely expect to see the benefits of the new products, the new customers, and the continuous improvement initiatives to have a positive impact on our profitability as 2013 plays out.

As John mentioned, we have some very targeted rifle shot investments in projects across all parts of our business, including the Advanced Airlaid Materials business, from a continuous improvement point of view to debottleneck, help us create some incremental capacity, address things like a winder that will free up some capacity that will have a return, but we need to get the work done. And with CI, it’s an ongoing journey and we are investing in training more people and getting down to the shop floor. We are very excited with the preliminary results we are seeing across the span of Glatfelter with these initiatives. So there is a bit of a timing-related issue as it pertains to investing in our future growth and profitability.

Mark Wilde - Deutsche Bank - Analyst

Okay, over in Composite Fibers, I think John mentioned that food and beverage volumes were flat year-on-year. And I am just curious as to whether we need to read anything into that in terms of whether that’s slowing down as a growth horse.

Dante Parrini - Glatfelter - Chairman & CEO

No, I wouldn’t read too much into that. I would stick with the fundamentals, which is consumer staples continue to grow and our estimate for the global tea market is about 3% annual growth. We estimate single-serve coffee to continue to grow at double-digit rates, around 12% per year. Glatfelter expects in 2013 to grow at market rates at a minimum and we also expect to see contributions from some of these new products in our technical specialty areas as well. So I think it’s a point in time. So I would go back to the fundamentals. We have leading share positions. We have strong relationships with customers and consumer staples continue to grow in demand.

Mark Wilde - Deutsche Bank - Analyst

Okay. And then, finally, as John highlighted, you come out of the Dresner (sic) transaction with your balance sheet still in great shape. I’m just curious, given that you are going to be incorporating Dresner (sic) and that you are going to be ramping up a new machine at Gernsbach, would you be willing to kind of tackle anything else over the next two or three quarters or do you really need to just focus on those two initiatives?

Dante Parrini - Glatfelter - Chairman & CEO

Well, I think you’re going to see the same thing that you have seen from us over time, which, in my opinion, is a very thoughtful, methodical, and disciplined approach to running our business. So we are not looking for quick hits here. We are looking for sustainable progress and I think John mentioned that, from a cash flow standpoint, Cap Ex will be $90 million to $100 million this year, but I also think you’re getting into maybe the executional risk of biting off more than you can chew at any one point in time.

So we definitely have a keen focus on the key success factors for Glatfelter this year. We have made some substantial investments. We are very much all over the fact that we know what we need to do to realize the return on these investments and to continue to maintain the progress that we’ve created for the Company and the trust and credibility that we have across all of our stakeholder groups.

At the same time, I think you have also observed that we aren’t shy about executing our strategy when we see the convergence of a great opportunity and we feel we are prepared. Financial discipline is a hallmark of Glatfelter. We are going to continue to keep an eye on our balance sheet and make sure that we don’t get too far ahead of ourselves.

Mark Wilde - Deutsche Bank - Analyst

Okay, all right. Good answer, Dante. Good luck to both of you and the rest of the Company through the balance of the year.

Operator

(Operator Instructions). There appears to be no further questions at this time. I’ll turn the call back over to Dante.

Dante Parrini - Glatfelter - Chairman & CEO

Okay, I would like to thank everybody again for joining us today and we look forward to speaking with you again next quarter. Have a great day.

Operator

Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.